Exhibit 10.5

Execution Version

Amendment to Amended and Restated Employment Agreement
This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is made effective as of May 28, 2019 (“Amendment Effective Date”) by and between Scientific Games Corporation, a Nevada corporation (the “Company”) and Derik Mooberry (“Executive”).
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of May 14, 2018 (the “Agreement”);
WHEREAS, Executive is currently serving as Executive Vice President, Strategic Projects; and
WHEREAS, the Company and Executive wish to enter into this Amendment in order to set forth terms and conditions of Executive’s continued employment with the Company.
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Extension of Agreement Term. The Agreement is hereby amended by deleting the second sentence of Section 1 and replacing it with the following:
“The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on June 1, 2020, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4.”

2.	Title Change. The Agreement is hereby amended by deleting the first two sentences of Section 2 and replacing them with the following:
“Beginning on the Amendment Effective Date, and for the remainder of the Term, and subject to the remaining provisions of this Section 2, Executive will serve as Executive Vice President and Group Chief Executive, Gaming (or such other title, functions, duties and responsibilities as are determined by the Company, in its sole discretion, pursuant to this Section 2) of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to such positions, as applicable, during the Term. At such time that Executive’s successor begins employment with the Company, Executive’s title will revert to Executive Vice President, Strategic Projects.”

3.	Increase in Base Salary. The Agreement is hereby amended by adding the following sentence to the end of Section 3(a):
“Effective as of the Amendment Effective Date, Executive’s base salary is increased to seven hundred fifty thousand U.S. dollars ($750,000) per annum.”

4.	Eligibility for Incentive Compensation. The Agreement is hereby amended by deleting Section 3(b) and replacing it with the following:
“Executive shall have the opportunity annually to earn incentive compensation (“Incentive Compensation”) during the Term in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the

“Incentive Compensation Plan”). Under such Incentive Compensation Plan, effective as of the Amendment Effective Date, Executive shall have the opportunity annually to earn up to 75% of Executive’s base salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and up to 200% of Executive’s target bonus opportunity as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such Incentive Compensation Plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).”

5.	Termination by the Company without Cause or by Executive for Good Reason. The Agreement is hereby amended by deleting Sections (4)(e)(ii) and 4(e)(iii) and replacing them with the following:
“ii.    an amount equal to the sum of (A) two (2) times Executive’s annual base salary and (B) an amount equal to the highest annual Incentive Compensation paid to Executive in respect of the two (2) most recent fiscal years of the Company but in no event more than 75% of Executive’s base salary (such amount under this sub-clause (B), the “Severance Bonus Amount”), such amount under this clause (ii) payable in equal installments in accordance with the Company’s normal payroll practices over a period of 24 months after such termination, and otherwise in accordance with Section 4(g); provided, however, that if the Company provides Executive notice of termination under this Section 4(e) on or before September 30, 2019, the Company, in its sole discretion, may elect to pay the Executive one (1) times annual base salary instead of two (2) times as set forth above in clause 4(e)(ii)(A), but if Company makes such election the “Covered Time” (as defined in clause 5.1(e)) will be reduced from 24 months to 12 months and the time period over which the payments will be made to Executive under this Section (4)(e)(ii) will be reduced from 24 months to 12 months (such election by the Company is defined as the “Reduced Severance/Covered Time Option”). If it is electing the Reduced Severance/Covered Time Option, the Company will notify Executive no later than September 30, 2019. In the event that the Company notifies the Executive of his termination on or before September 30, 2019 and the Company elects the Reduced Severance/Covered Time Option, the Company and Executive agree that Executive’s last day as an employee will be December 31, 2019;
iii.    no later than March 15 following the end of the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurs, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; provided, however, in the event Executive receives two (2) times his annual base salary as severance in accordance with clause 4(e)(ii), then the amount paid to Executive in connection with this Section 4(e)(iii) will be doubled;”

6.	Expiration of Term of Agreement. The Agreement is hereby amended by deleting Sections 4(f)(ii) and 4(f)(iii) and replacing them with the following:
“ii.    an amount equal to the sum of (A) two (2) times Executive’s annual base salary and (B) the Severance Bonus Amount (as defined in Section 4(e)(ii)), such amount under this clause (ii) payable in equal installments in accordance with the Company’s normal payroll practices over a period of 24 months after such termination, and otherwise in accordance with Section 4(g);
iii.    no later than March 15 following the end of the year in which such termination occurs, payment of an amount equal to two (2) times (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurs, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;”
7.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
8.    This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of May 28, 2019.
SCIENTIFIC GAMES CORPORATION

By: /s/ Shawn Williams
Name:    Shawn Williams
Title: Chief Human Resources Officer

/s/ Derik Mooberry
Derik Mooberry

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